EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Interpool, Inc.

We consent to incorporation by reference in the Registration Statements No. 333-127087 on Form S-4 and No. 333-127088 on Form S-3 of Interpool, Inc. and subsidiaries of our reports dated March 31, 2006, relating to the consolidated balance sheets of Interpool, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005 and related consolidated financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the Annual Report on Form 10-K of Interpool, Inc. and subsidiaries for the year ended December 31, 2005.

Our report dated March 31, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Interpool, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of the material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

Technical accounting expertise. The Company and its 50%-owned consolidated subsidiary were not adequately staffed with accounting personnel possessing an appropriate level of technical expertise in U.S generally accepted accounting principles, as further described below:

•	Interest rate swap transactions. The Company did not have personnel possessing sufficient technical expertise related to accounting for derivative instruments and hedging activities in accordance with generally accepted accounting principles.

•	Accounting for debt modification. The Company did not have personnel possessing sufficient technical expertise related to the accounting for the modification of revolving debt facilities.

•	Accounting for stock compensation. The Company’s 50%-owned consolidated subsidiary, Container Applications International, Inc. (“CAI”), did not have personnel possessing sufficient technical expertise related to the accounting for redeemable convertible preferred stock in accordance with generally accepted accounting principles.

Review of subsidiary financial statements. The Company did not have adequate policies and procedures in place to provide for the review of the financial statements of its 50%-owned consolidated subsidiary, CAI, at a sufficient level of detail.

Security of information technology. The Company’s information systems lacked security policies and procedures, including appropriate encryption and standard security settings. Additionally, the Company did not have system access controls over access to its equipment leasing system and certain spreadsheets supporting financial information.

Monitoring of internal control over financial reporting.   The Company lacked adequate procedures related to the monitoring of its internal control over financial reporting, including procedures related to the timely evaluation of internal controls to ensure that appropriate personnel regularly obtain evidence that controls are functioning effectively.

              /s/ KPMG LLP

Short Hills, New Jersey
March 31, 2006